Exhibit 1

Equivalent of Directors and Officers of Pale Fire Capital SICAV a.s.

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Pale Fire Capital investicni spolecnost a.s.* Sole member of Board of Directors
Dusan Senkypl* Authorized representative of Pale Fire Capital investicni spolecnost a.s.
Petr Krajicek Authorized representative of Pale Fire Capital investicni spolecnost a.s.	Private investor, entrepreneur	U Floriana 402/11, Kolodeje, 190 16 Praha 9 Czech Republic	Czech Republic
Filip Rezny Supervisory Board member	Financial Controller at Pale Fire Capital SE	U Traktorky 1234/4, Dolni Chabry, 184 00 Praha 8 Czech Republic	Czech Republic
David Holy Supervisory Board member	Private investor, entrepreneur	K Vrbickam 820/34 664 48 Moravany Czech Republic	Czech Republic
Rostislav Moric Supervisory Board member	Interim CFO at Pale Fire Capital SE, CFO at Aukro s.r.o.	Vinohradska 1418/135, Zizkov, 130 00 Praha 3 Czech Republic	Czech Republic

Equivalent of Directors and Officers of Pale Fire Capital investicni spolecnost a.s.

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Jan Barta* Chief Investment Officer
Dusan Senkypl* Member of Board of Directors
Petr Krajicek Member of Board of Directors	Private investor, entrepreneur	U Floriana 402/11, Kolodeje, 190 16 Praha 9 Czech Republic	Czech Republic
Petr Fiman Chief Operating Officer & Chief Financial Officer	Employee at Pale Fire Capital SE	Pod Krocinkou 752/31, Vysocany, 190 00 Praha 9 Czech Republic	Czech Republic
Filip Rezny Supervisory Board member	Financial Controller at Pale Fire Capital SE	U Traktorky 1234/4, Dolni Chabry, 184 00 Praha 8 Czech Republic	Czech Republic
David Holy Chairman of Supervisory Board	Private investor, entrepreneur	K Vrbickam 820/34 664 48 Moravany Czech Republic	Czech Republic
Rostislav Moric Supervisory Board member	Interim CFO at Pale Fire Capital SE, CFO at Aukro s.r.o.	Vinohradska 1418/135, Zizkov, 130 00 Praha 3 Czech Republic	Czech Republic

Equivalent of Directors and Officers of Pale Fire Capital SE

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Dusan Senkypl* Chairman of Board of Directors
Jan Barta* Chairman of Supervisory Board
Petr Krajicek Member of Board of Directors	Private investor, entrepreneur	U Floriana 402/11, Kolodeje, 190 16 Praha 9 Czech Republic	Czech Republic
David Holy Supervisory Board member	Private investor, entrepreneur	K Vrbickam 820/34 664 48 Moravany Czech Republic	Czech Republic
Jiri Ponrt[1] Supervisory Board member	Entrepreneur, CFO at Groupon, Inc.	Na Jezove 339 251 66 Mirosovice Czech Republic	Czech Republic

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* Such entity or individual is a Reporting Person and, as such, the information with respect to such entity or individual called for by the Schedule 13D is set forth therein.

1 Mr. Ponrt directly beneficially owns 116,400 Shares, which were acquired upon the vesting of certain restricted stock units awarded to him in his capacity as Chief Financial Officer of the Issuer. Mr. Ponrt has also been awarded an aggregate of 522,731 Performance Share Units (“PSUs”) in connection with his service as the Chief Financial Officer of the Issuer. Each PSU represents a contingent right to receive one Share. The number of Shares that will be acquired on vesting of the PSUs is contingent upon the achievement of pre-established stock price hurdles ($14.86, $20.14, $31.01 and $68.82) over a three-year performance period beginning on May 1, 2024, and ending on May 1, 2027; and achievement of continued service conditions measured on each of May 1, 2025, May 1, 2026 and May 1, 2027. The PSUs will vest immediately upon certification of the achievement of both conditions by the Compensation Committee of the Board.